EXHIBIT 2:4:

                                                                        12-17-02




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                            STOCK PURCHASE AGREEMENT


                                  By and Among


                         NORRTULLS MOBILEXTRA AKTIEBOLAG

                             TIGER TELEMATICS, INC.,

                                       And

                             TIGER TELEMATICS, LTD.


                             Dated December __, 2002


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                                TABLE OF CONTENTS

                                                                            Page



ARTICLE I        PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES..............1

     1.1      Sale and Purchase of the Assets..................................1

     1.2      Excluded Assets..................................................2

     1.3      Assumed Liabilities..............................................2

     1.4      Retained Liabilities.............................................2

ARTICLE II       PURCHASE PRICE; CLOSING.......................................2

     2.1      Purchase Price...................................................2

     2.2      .................................................................3

     2.3      Closing Time and Place...........................................3

     2.4      Transfer of Title to Acquired Assets; Assumption of Liabilities..3

     a        Employees........................................................3

     b        Collection of Assets.............................................3

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF TARGET......................3

     3.1      Organization.....................................................4

     3.2      Capitalization and Ownership.....................................4

     3.3      Subsidiaries.....................................................4

     3.4      Authorization and Enforceability.................................4

     3.5      No Conflict; No Violation of Laws or Agreements..................4

     3.6      Financial Statements.............................................5

     3.7      No Undisclosed Liabilities.......................................5

     3.8      Brokerage........................................................6

     3.9      Title to Assets; Liens...........................................6

     3.10     Trade Payables...................................................6

     3.11     Accounts Receivable..............................................6

     3.12     Contracts........................................................6

     3.13     Employee Benefit Plans...........................................7

     3.14     Labor Relations; Employees.......................................7

     3.15     Regulatory Actions or Investigations.............................7

     3.16     Copies of Documents..............................................7

     3.17     Taxes............................................................7

     3.18     Inventory........................................................8


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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page

     3.19     Absence of Certain Changes.......................................8

     3.20     Intellectual Property...........................................10

     3.21     Trade Secrets and Customer Lists................................10

     3.22     Litigation......................................................11

     3.23     Compliance with Laws............................................11

     3.24     Product Warranty................................................12

     3.25     Product Liability...............................................12

     3.26     Powers of Attorney..............................................12

     3.27     Authorizations..................................................12

     3.28     Transactions with Interested Persons............................12

     3.29     Hazardous Materials; Environmental Compliance; Disclosure of
              Environmental Information.......................................12

     3.30     Backlog.........................................................13

     3.31     Customers, Distributors and Independent Sales Representatives...13

     3.32     Disclosure of Material Information and Potentially Adverse
              Developments....................................................14

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS...............14

     4.1      Organization....................................................14

     4.2      Authorization and Enforceability................................14

     4.3      No Conflict; No Violation of Laws or Agreements.................14

     4.4      Consents........................................................15

     4.5      Brokerage.......................................................15

ARTICLE V        REPRESENTATION AND WARRANTIES OF BUYER.......................15

     5.1      Organization....................................................15

     5.2      Capitalization and Ownership....................................15

     5.3      Subsidiaries....................................................15

     5.4      Authorization and Enforceability................................16

     5.5      No Conflict; No Violation of Laws or Agreements.................16

     5.6      Consents........................................................16

     5.7      Financial Statements............................................16

     5.8      No Undisclosed Liabilities......................................17

     5.9      Litigation and Claims...........................................17

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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

     5.10     Brokers.........................................................17

     5.11     Truth and Accuracy of Disclosures...............................17

ARTICLE VI       PRE-CLOSING COVENANTS OF TARGET AND SELLER...................17

     6.1      Conduct of Business.............................................17

     6.2      Authorization from Others.......................................18

     6.3      Breach of Representations and Warranties........................18

     6.4      Consummation of Agreement.......................................19

     6.5      Confidentiality.................................................19

     6.6      No Solicitation of Other Offers.................................19

     6.7      Access, Information, and Documents..............................19

ARTICLE VII      PRE-CLOSING COVENANTS OF BUYER...............................19

     7.1      Consummation of Agreement.......................................19

     7.2      Confidentiality.................................................20

     7.3      Authorization from Others.......................................20

     7.4      Breach of Representations and Warranties........................20

ARTICLE VIII     CONDITIONS TO CLOSING........................................20

     8.1      Conditions Precedent to Obligations of Buyer....................20

     8.2      Conditions Precedent to the Obligations of Target...............21

ARTICLE IX       TERMINATION..................................................21

     9.1      Termination of Agreement........................................21

     9.2      Effect of Termination...........................................22

ARTICLE X        CERTAIN ADDITIONAL COVENANTS.................................22

     10.1     Costs, Expenses, and Transfer Taxes.............................22

     10.2     ................................................................22

ARTICLE XI       INDEMNIFICATION..............................................22

     11.1     Materiality; Survival...........................................22

     11.2     Indemnification Rights of Buyer.................................22

     11.3     Indemnification Rights of Seller ...............................24

     11.4     Indemnification Payments and Dispute Resolution.................24

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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page

ARTICLE XII      MISCELLANEOUS................................................25

     12.1     Notices.........................................................25

     12.2     Successors and Assigns..........................................26

     12.3     Construction....................................................26

     12.4     Governing Law...................................................24

     12.5     Headings........................................................27

     12.6     Counterparts....................................................27

     12.7     Further Assurances..............................................27

     12.8     Course of Dealing...............................................27

     12.9     Severability....................................................27

     12.10    Entire Agreement................................................27

     Exhibit Definitions.............................................28
     Exhibits and schedules to purchase agreement....................32

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                            SHARE PURCHASE AGREEMENT


This SHARE PURCHASE AGREEMENT (the "Agreement"), is made and entered into December 20, 2002, by and among TIGER TELEMATICS, INC., a Delaware corporation ("Seller"), TIGER TELEMATICS, LTD. a United Kingdom corporation ("Target"), and Norrtulls Mobilextra Aktiebolag ("Buyer").
                                   BACKGROUND:
               Buyer is a Swedish corporation engaged in retail sale of telecommunication equipment.
Target is the wholly owned subsidiary of seller Tiger Telematics, Inc. (Seller). Target is engaged in the business of developing, manufacturing and marketing automotive telematics products (the "Business") in Europe. Target has developed other unrelated products, Childtracker and non Eagle Eye Telematics tracking units that have been transferred to another UK subsidiary of Seller.

Buyer desires to purchase and Seller desires to sale the common stock of Target and Target desires to sell, transfer and deliver to Buyer, certain of the assets and liabilities of Target in exchange for a Royalty Agreement on the terms and conditions of this Agreement. Buyer specifically wants the Scandinavian orders for Eagle Eye Product "Order Book", the prepaid commission on the Order Book, the inventory of finished goods Eagle Eye telematics units and to assume all rights under the Eagle Eye Distribution Agreement.

The Seller has in other UK subsidiaries orders relating to London, Hertz, Easy Car, and any order potential that is unrelated to the Order Book. Wireless phone agreements relative to O2, Vodaphone, and Orange etc. have been placed by Seller in another subsidiary and are not a part of the sale. Correspondingly, the Seller has transferred all Directors and related party shareholder debt to the other UK subsidiaries to offset the transfer of these assets.

In addition, Buyer will enter into a 10 year Royalty Agreement, (collectively, the "Related Agreements") immediately prior to the consummation of the transactions contemplated hereby. All capitalized (and as noted herein, uncapitalized) words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) not otherwise defined herein have the meanings specified in Exhibit A hereto (such meanings to be equally applicable to both the singular and plural forms of the terms defined). This Agreement and the agreements and instruments to be executed and delivered at Closing are referred to collectively herein as the "Transaction Agreements" and the transactions contemplated by the Transaction Agreements are referred to collectively herein as the "Transactions".

In consideration of the foregoing, the mutual representations, warranties and covenants set forth in this Agreement, and for the good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

       1.1 Sale and Purchase of the Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Target shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept, all of Target's right, title and interest in and to, the shares of common stock of Target as set forth on the balance sheet of Target at the Closing Date (the "Closing Balance Sheet") and any and all contracts (the "Assumed Contracts") to which Target is a party (collectively, the "Acquired Assets"). For sake of clarity, a true, correct and complete listing of the assets of Target as of the date of this Agreement, that would constitute all of the Acquired Assets if the Closing Date is the same date as the date hereof, is set forth on Schedule I hereto.


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       1.2 Excluded Assets.  The Acquired Assets shall exclude only those assets that are not reflected on the Closing Balance Sheet or Schedule I or that do not consist of Assumed Contracts (collectively, the "Excluded Assets"), a true, correct and complete listing of which as of the date of this Agreement is set forth on Schedule II hereto.

       1.3 Assumed Liabilities. Buyer shall assume and discharge of all the liabilities of Target set forth on the Closing Balance Sheet, including without limitation, and liabilities arising in respect of the Assumed Contracts (collectively, the "Assumed Liabilities"). A true, correct and complete listing of all liabilities of Target to be assumed by Buyer, that would constitute all of the Assumed Liabilities if the Closing Date is the same date as the date hereof, and their amounts as of the date of this Agreement is set forth on
Schedule III hereto.

       1.4 Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume, become liable for or obligated for any of Target's obligations, liabilities or indebtedness in respect of the Excluded Assets (all such liabilities and obligations of Target, other than the Assumed Liabilities, the "Retained Executed Liabilities").

                                   ARTICLE II

                             PURCHASE PRICE; CLOSING

       2.1 Purchase Price. In consideration for the acquired shares buyer shall agree to enter into a Royality Agreement. This Royalty Agreement attached as Exhibit B-1 should pay to Tiger Inc. or its designee UK based subsidiary an annual royalty equal to 20% of the net profit from sales of the Order Book for a period of 10 years.

       2.2

       2.3 Closing Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Tiger Telematics, Ltd., as soon as practicable following the date hereof on such date as Target and Buyer shall agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

       2.4 Transfer of Title to Acquired Assets; Assumption of Liabilities. The sale, assignment, conveyance, transfer, and delivery by Target of the acquired shares and associated Acquired Assets shall be made at the Closing by appropriate bills of sale, assignments, endorsements, and such other appropriate instruments of transfer sufficient to vest in Buyer as of the Closing Date title to the Acquired Assets that are owned, and a valid and assignable leasehold interest in the Acquired Assets that are leased by Target. Such instruments of assignment, conveyance, and transfer shall include without limitation a bill of sale transferring title to tangible assets and an assignment transferring title to intangible assets. Risk of loss of the Acquired Assets shall pass from Target to Buyer at Closing. Buyer will execute and deliver to Target at the Closing an Assumption Agreement with respect to the Assumed Liabilities and an Assignment and Assumption of Lease Agreement with respect to each of the real property leases to be assumed.

              (a) Employees. Attached hereto as Schedule 5 is a list of all employees of Target that are expected to be employed by Buyer post-closing (the "Retained Employees"). Schedule 5 sets forth the amount of all expenses, including without limitation accrued vacation, unpaid expense reimbursement and accrued salary (collectively, the "Employment Expenses") currently owed to the Retained Employees. Target shall update Schedule 55 at Closing to provide definitive lists of Retained Employees and Employment Expenses.

              (b) Collection of Assets. Subsequent to the Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to it by Target hereunder and to endorse with the name of Target any checks received on account of such receivables or other items, and Target agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that Target may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character included in the Acquired Assets or any other items included in the Acquired Assets.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

Target hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (except as such representations and warranties may be amended, modified or limited by any of the matters disclosed on any portion of the List of Schedule (whether specifically identified in this Article III or not) attached hereto as List of Schedules hereto (the "List of Schedule"), as follows:

       3.1 Organization. Target is a corporation duly organized, validly existing, and in good standing under the laws of the United Kingdom certified by the Company House and of Target's Bylaws, as amended to date, certified by Target's Director, are complete and correct and no amendments thereto have been filed or are pending. Target is and has been at all times in compliance with its Articles and Bylaws. Target is duly qualified or licensed to conduct business as a foreign corporation in and is in good standing in each jurisdiction in which the nature of business as conducted by Target or the character and nature of any of the Acquired Assets make such qualification necessary, all of which jurisdictions are listed on the List of Schedule.

       3.2 Capitalization and Ownership. The authorized capital stock of Target consists of 100 shares of common stock, no par value, of which 1 shares of common stock are issued and outstanding, All of such issued and outstanding shares of capital stock of Target are owned beneficially and of record by Tiger Telematics, Inc., have been duly authorized, validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon Target or any other Person and were issued in compliance with all applicable federal and state securities or "blue-sky" laws and regulations. Except as set forth on the List of Schedule, there are no outstanding securities, options, warrants, rights, agreements, calls, subscription commitments, demands, or understandings of any character whatsoever, fixed or contingent, that directly or indirectly (i) call for the issuance, sale or other disposition of any capital stock of Target and there are no securities convertible into or exchangeable for the stock of Target or (ii) obligate Target to grant, offer or enter into any of the foregoing or (iii) relate to the voting or control of any capital stock of Target. No person has any right to require Target to register any securities of Target under the Securities Act of 1933.


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       3.3  Subsidiaries.  Target has no interests,  direct or indirect,  in any other Person.

       3.4 Authorization and Enforceability. Seller and Target has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to perform its obligations thereunder. Target's execution and delivery of, and the performance of its obligations under, the Transaction Agreements have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution and delivery by Target, the other Transaction Agreements will be, duly executed and delivered on behalf of Target and constitutes and will constitute the legal, valid, and binding obligations of Target, enforceable against Target in accordance with their respective terms subject to general equitable principles and except as the enforceability of the Transaction Agreements may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights.

       3.5 No Conflict; No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, the execution and delivery of the other Transaction Agreements will not, and the consummation of the Transactions and the compliance with the terms, conditions, and provisions of the Transaction Agreements by Target will not:

              (a) contravene any provision of Target's Charter or Bylaws;

              (b) conflict with, constitute or result in any breach, default or violation of (or an event which might, with or without the passage of time or the giving of notice or both, constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan, credit agreement, or any other instrument, contract, agreement or commitment to which Target is a party, or by which any Target, any of Acquired Assets may be bound or affected, (ii) any judgment or order of any Governmental Authority, or (iii) any law, rule or regulation;

              (c) result in the creation or imposition of any Lien upon any Acquired Assets or give to others any interests or rights therein;

              (d) result in the acceleration of any liability or obligation of Target (or give others the right to cause such acceleration); or

              (e) result in the reduction of, termination of or loss of any right (or give others the right to cause such a reduction, termination or loss) under any Assumed Contract


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

No consent or waiver by, approval of, or designation, declaration or filing with, any Person, governmental authority or entity (or any department, agency, or political subdivision thereof) is required in connection with the execution, delivery and performance by Target of the Transaction Agreements.

       3.6 Financial Statements.

              (a) Set forth on the List of Schedule is (i) a true and correct copy of the unaudited consolidated balance sheet of Target as of February 4, 2002 (the "Target Financial Statement Date") and the related consolidated statements of income and cash flows for the fiscal year then ended (collectively, the "Target Year-End Financial Statements"), and (ii) the unaudited consolidated balance sheet of Target and related statement of income and cash flows as of, and for the month period ended October 30, 2002 (the "Target Interim Statements" and, together with the Target Year-End Financial Statements, the "Target Financial Statements").

              (b) The Target Financial Statements: (i) were prepared from and are consistent with the Books and Records of Target, which Books and Records have been maintained in accordance with all legal and accounting requirements and completely and accurately reflect all financial transactions of Target, (ii) were prepared in accordance with GAAP consistently applied; and (iii) are correct and complete and present fairly the financial condition of Target and the results of its operations for the periods covered by, and as at the dates of, each of the Target Financial Statements except that the Target Interim Statements omit footnote disclosures and do not reflect year end adjustments which will not, in the aggregate, be material. The income statements included in the Target Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein.

       3.7 No Undisclosed Liabilities. Except as set forth on the List of Schedule, Target does not have any material liability or obligation of any nature, whether due or to become due, absolute, contingent, or otherwise, whether direct or indirect, except (a) to the extent reflected as a liability on the Target Financial Statements, or (b) material liabilities incurred in the ordinary course of business (and not in violation of this Agreement) since the Target Financial Statement Date and fully reflected as liabilities on the appropriate books of account (and which will be fully reflected as liabilities on the Closing Balance Sheet).

       3.8 Brokerage. Neither Target nor anyone acting on behalf of Target has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission or agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to or as a result of the Transactions.

       3.9 Title to Assets; Liens.

Target has good and marketable title to the Acquired Assets that are owned and a valid and assignable (unless otherwise disclosed on the List of Schedule) leasehold interest in the Acquired Assets that are leased. The Acquired Assets are free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances, except for liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings, and such imperfections of title, easements and encumbrances as do not materially detract from the value of the properties subject thereto or affected thereby or otherwise do not materially interfere with their present or future use in a manner consistent with present practices or materially impair the operation of the Business. The Acquired Assets constitute all of the material assets used to conduct the Business.


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

       3.10 Trade Payables. All of the trade payables have been incurred in the ordinary course of the Business and is set forth on the List of Schedule, which also includes a trade payable aging report.

       3.11 Accounts Receivable. A complete and accurate listing of all accounts receivable of Target included in the Acquired Assets as of the date hereof accurately reflecting the aging thereof is set forth on the List of Schedule. All such accounts receivable are valid and enforceable claims, are subject to no set off or counterclaim and are fully collectible in the ordinary course of business.

       3.12 Contracts. Except for contracts, commitments or agreements that (i) are described List of Schedule in the List of Schedule hereto or (ii) relate exclusively to the Excluded Assets and are not to be assigned to or assumed by Buyer, Target is not a party to or subject to any contract, commitment or agreement that is material to the operation of the Business. Copies of all contracts, commitments, plans, agreements or licenses described in List of
Schedule in the List of Schedule have been provided to Buyer or its counsel prior to the execution of this Agreement and are true, correct and complete, and have not been subject to any amendment, extension or other modification as of the date hereof. Each contract, commitment, plan agreement and license described List of Schedule in the List of Schedule is binding and enforceable in accordance with its terms and is in full force and effect without any default (other than payment defaults as noted List of Schedule in the List of Schedule) thereunder by Target or, to the knowledge of Target, by any other party thereto (a "default" being defined for purposes hereof as an actual default or any set of facts that would, upon receipt of notice or passage of time, constitute a default), and except as otherwise set forth List of Schedule in the List of Schedule such contracts, commitments and agreements are assignable by Target

       3.13 Employee Benefit Plans. All employee benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), currently maintained by Target or to which Target has an obligation to contribute (the "Employee Benefit Plans") are described List of
Schedule in the List of Schedule. No event has occurred nor has there been any omission which would result in violation of any laws, rulings or regulations applicable to any Employee Benefit Plan. There are no claims pending or, to the knowledge of Target, threatened with respect to any Employee Benefit Plan, other than claims for benefits by employees, beneficiaries or dependents arising in the normal course of the operation of any such plan. All contributions
(including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.

       3.14 Labor Relations; Employees. Target employs approximately 15 employees and generally enjoys a good employer-employee relationship. Except as set forth on the List of Schedule, Target is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of Target's employees, neither Target nor Buyer will by reason of anything done prior to the Closing be liable to any of such employees for so-called "severance pay" or any other payments. Target has not implemented any written or oral policy that would contravene or contradict the "employment at will" policy. Target is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours.


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

       3.15 Regulatory Actions or Investigations. Target is not now a party to, and has not been apprised or notified of, any regulatory investigation or proceeding contemplated, pending or initiated by any federal or state agency or governmental unit.

       3.16 Copies of Documents. Target has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in List of Schedule.

       3.17 Taxes.

              (a) Definitions. As used herein, "IRC" means the Internal Revenue Code of 1986, as amended and interpreted by treasury regulations; "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

              (b) Returns and Payments. Target has filed all Tax Returns that it was required to file. All such Tax Returns are correct and complete in all respects. All Taxes owed by Target (whether or not shown on any Tax Return) have been paid. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens, encumbrances, or charges against any of the assets of Target that arose in connection with any failure (or alleged failure) to pay any Tax.

              (c) Withholding Taxes. Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

              (d) Tax Liabilities. Neither Target, nor any of Target's officers, directors, or employees responsible for Tax matters has knowledge of any facts that would lead them to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Target either claimed or raised by any authority in writing or as to which any of target, Stockholder or any of Target's, officers, directors, or employees responsible for Tax matters has knowledge based upon personal contact with any agent of such authority. The List of Schedule lists all Tax Returns filed for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of an audit. Target has delivered to the Buyer correct and complete copies of all Tax Returns, examination reports, closing agreements and statements of deficiencies assessed against or agreed to by Target since December 31, 2002. Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC
Section 6662.

              (e) Statute of Limitations. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (f) Affiliated Group. Target has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) and has not incurred any liability for the Taxes of any other person or entity (other than Target) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Target is not a party to any Tax allocation or sharing agreement.

       3.18 Inventory. A complete and accurate listing of the Inventory and the pricing thereof is set forth List of Schedule in the List of Schedule. The Inventory being sold is specifically and only the Eagle Eye product.

       3.19 Absence of Certain Changes. Since the Target Financial Statement Date and except as set forth on the List of Schedule there has not been:

              (a) any  operation of the  Business out of the ordinary  course of business or any change in the financial condition, properties, assets, liabilities, business, prospects or operations of the Business that changes, by itself or in conjunction with all other such changes, or has been or is likely to materially adversely affect, the Business;

              (b) any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any part of the Target's properties or assets (including any patents, trademarks and copyrights) included in the Acquired Assets, other than purchases for and sales from inventory in the ordinary course of business;

              (c) any payment or discharge of a lien or liability of Target that is not shown on the Target Financial Statements or incurred in the ordinary course of business thereafter;

              (d) any obligation or liability incurred by Target to any bank, to any officer, director, employee or stockholder of Target, or, other than in the ordinary course of business, to any other individual; or any loans or advances made by Target to any officer, director, employee or stockholder of Target, except for normal compensation and expense allowances payable to officers or employees;

              (e) any capital expenditure by Target in excess of $10,000 for any one item included in the Assets;

              (f) any contracts relating to the Business, other than in the ordinary course of business of the Business, entered into by Target that obligate Target for more than $10,000 with respect to any one contract or more than $25,000 with respect to the aggregate of all such contracts;

              (g) any change in the accounting methods or practices followed by Target or any change in depreciation or amortization policies or rates theretofore adopted;

              (h) any change in the manner in which inventory of Target used in the Business is marketed or any increase in inventory levels in excess of historical levels for comparable periods;

              (i) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license relating to the Business (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which Target is a party or by which it is bound;

              (j) any issuance of any evidence of indebtedness or creation, incurrence, assumption or guaranty of any indebtedness for borrowed money or capital lease obligations involving in excess of $10,000 singly or $25,000 in the aggregate;

              (k) any delay or postponement of payment of any accounts payable or other liabilities relating to the Business outside the ordinary course of business;

              (l) any change in the employment terms or employment-related benefits for any independent sales representative or employee employed in the Business outside the ordinary course of business; or

              (m)  any  agreement  or  understanding,   whether  in  writing  or
otherwise, for Target to take any of the actions specified in paragraphs (a) through (l) above.

       3.20 Intellectual Property.

              (a) All domestic and foreign patents, patent applications, copyrighted works, copyright applications and registrations, trade secrets, inventions, developments, customer lists, manufacturing and secret processes, hardware designs, programming processes, software and other information, know-how, trade names, trademarks and service marks, registered trademarks and trademark applications, and registered service marks and service mark applications (if any) that are used by, owned by or licensed to Target and that relate to the Business (collectively, the "Intellectual Property") are listed on the List of Schedule, which indicates, with respect to each, the nature of Target's interest therein and the expiration date thereof or the date on which the Target's interest therein terminates. Registered copyrights, patents, trademarks and service marks that are owned by or licensed to Target and that relate to the Business have been duly registered in, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Regist

              (b)  er of  Copyrights  or  the  corresponding  offices  of  other countries identified on the List of Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country. The Intellectual Property is the only intellectual property used in or otherwise necessary to operate the Business as currently conducted or proposed to be conducted.

              (c) Except as set forth on the List of Schedule, use of the Intellectual Property and any other intellectual property used by Target in the Business does not require the consent of any other person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by Target, free and clear of any attachments, liens, encumbrances or adverse claims, and neither its present or contemplated activities or products infringe, misappropriate, dilute, impair or constitute unfair competition with respect to any patent, trade name, trademark, copyright or other proprietary rights of others.

              (d) No other person has an interest in or right or license to use, or the right to license others under, the Intellectual Property, other than the rights of licensors and their licensees in the licensed intellectual property identified on the List of Schedule. There are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, are pending or threatened that challenge the rights of Target in respect thereof and Target does not know of any fact that could be the basis of any such claim. There is no infringement of any of the Intellectual Property by others nor is any of the Intellectual Property subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. No claim or demand has been made and no proceeding has been filed or is threatened to be filed charging Target with infringement of any patent, trade name, trademark, service mark or copyright and Target does not know of any facts which could be the basis of any such claims. Except as set forth on the List of Schedule, there are no royalties, honoraria, fees or other payments payable by Target to any person with respect to any of the Intellectual Property.

       3.21 Trade Secrets and Customer Lists. Except as set forth on the List of Schedule, target owns or has the right to use, free and clear of any claims or rights of others, all trade secrets, inventions, developments, customer lists, manufacturing and secret processes, hardware designs, programming processes, software and other information, and know-how (if any) required for or used in the manufacture or marketing of all products formerly or presently sold, manufactured, licensed, under development or produced by Target in the Business, including products licensed from others. There are no payments that are required to be made by Target for the use of such trade secrets, inventions, developments, customer lists, copyrighted materials, manufacturing and secret processes and know-how. Target is not using or in any way making any unlawful or wrongful use of any confidential information, copyrighted materials, know-how or trade secrets of any third party, including without limitation any former employer of any present or past employee of Target or of any of Target's predecessors. Target is not a party to any non-competition or confidentiality agreement related to the Business with any party other than Buyer.

       3.22 Litigation. Except as set forth on the List of Schedule, there are no suits, actions or administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Target, threatened against or relating to Target, the Acquired Assets or the Business. Target is not otherwise engaged as a party in any suit, action or administrative, arbitration or other proceeding. Target has not entered into or been subject to any consent decree, compliance order, or administrative order with respect to any property owned, operated, leased, or used by Target. Target has not received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any property owned, operated, leased or used by Target or any facilities or operations thereon. Target has not been named by the U.S. Environmental Protection Agency or a state environmental agency as a potentially responsible party (or similar designation under applicable state law) in connection with any site at which hazardous substances, hazardous materials, toxic substances, oil, or petroleum products have been released or are threatened to be released. There are no existing or, to the knowledge of Target, threatened product liability, warranty or other similar claims, or any facts upon which a claim of such nature could be based, against Target for services or products that are defective or fail to meet any service or product warranties. Target is not aware of any facts providing a basis for any matter addressed in this Section 3.22 or has any reason to believe that any such matters will be forthcoming.

       3.23 Compliance with Laws. Target is not in violation of any laws, rules or regulations that apply to the conduct of the Business or any facilities or property owned, leased, operated or used by Target. There has never been any citation, fine or penalty imposed, asserted or to the knowledge of Target, threatened against Target under any foreign, federal, state, local or other law or regulation relating to employment, immigration, occupational safety, zoning or environmental matters and Target is not aware of any circumstances, occurrences, or conditions likely to result in the imposition or assertion of such a citation, fine or penalty, nor has Target received any notice to the effect that it is in violation of any such laws or regulations.

       3.24 Product Warranty. Each product manufactured, sold, leased, or delivered by Target has conformed with all applicable contractual commitments and all express and implied warranties. Target has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which may give rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Target Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target. No product manufactured, sold, leased, or delivered by Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, all of which have been provided to Buyer by Target.

       3.25 Product Liability. Target has no liability (and to the knowledge of Target there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Target ("Product Liability").

       3.26 Powers of Attorney. Target has not entered into any outstanding power of attorney.

       3.27 Authorizations. Target has obtained and is in compliance with all Authorizations and no proceeding is pending or, to the knowledge of Target, threatened in which any Person or governmental authority is seeking to revoke or deny the renewal of any Authorization. All Authorizations relating to the Business are listed on the List of Schedule. Each Authorization is in full force and effect without any default thereunder by Target (a "default" being defined for purposes hereof as an actual default or any set of facts which would, upon receipt of notice or passage of time, constitute a default), and can be assigned by Target to Buyer hereunder such that it will remain in full force and effect after giving effect to the Transactions. Target has not received any notice of any claim or charge that Target has breached any Authorization.

       3.28 Transactions with Interested Persons. Except as set forth on the List of Schedule, neither any Stockholder nor any officer, supervisory employee or director of Target nor any of their respective spouses or children, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any customer, competitor or supplier of Target, or any organization that has a material contract or arrangement with Target, with respect to the Related Agreements.

       3.29  Hazardous  Materials;   Environmental  Compliance;   Disclosure  of
Environmental Information.

              (a) Target has never generated, used, stored or handled any Hazardous Materials (as hereinafter defined) nor has it treated, stored, disposed of, spilled or released any Hazardous Materials at any site presently or formerly owned, leased, operated or used by target or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facilities. To the knowledge of Target, no other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site presently or formerly owned, leased, operated or used by Target, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site. Target does not presently own or lease, nor has it previously owned or leased, any site on which underground storage tanks are or were located. No lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by Target in connection with the presence of any Hazardous Materials. For purposes of this Section 3.29, "Hazardous Materials" shall mean and include ethylene oxide, any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance or pollutant as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Hazardous Materials Transportation Act or any other foreign, federal, state or local law, regulation, ordinance, rule or by-law, whether existing as of the date hereof, previously enforced or subsequently enacted pertaining to environmental or health and safety matters.

              (b) To the knowledge of Target, Target has no liability under nor has it ever violated any Environmental Law (as hereinafter defined) with respect to any property owned, operated, leased, or used by Target and any facilities and operations thereon. In addition, Target, any property owned, operated, leased, or used by Target, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws. Target has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or any enforcement of any Environmental Law; and Target has no reason to believe that any of the above will be forthcoming. For purposes of this Section 3.29, "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, foreign, state, or local level.

              (c) Target has provided to the Buyer copies of all documents, records, and information available to Target concerning any environmental or health and safety matter relevant to Target, whether generated by Target or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials (as defined above), spill control plans, and reports, correspondence, permits, licenses, approvals, consents, or other authorizations issued by any environmental agency.

       3.30 Backlog. As of the date hereof, Target has a backlog of firm orders for the sale of products or services of the Business, for which revenues have not been recognized by Target, as set forth on the List of Schedule.

       3.31 Customers, Distributors and Independent Sales Representatives. The List of Schedule sets forth the names and addresses of all customers to which, and independent sales representatives and distributors through which, Target has sold or distributed in excess of $25,000 of its products or services in the Business during any of the last two fiscal years of Target. The List of Schedule also indicates all customers, distributors and independent sales representatives with which Target has entered into a contract or agreement. During such period and through the date hereof, no such customer, distributor or independent sales representative has canceled or otherwise terminated its relationship with Target or decreased materially its usage or purchase of the products or services of Target, except for changes in customer relationships that have occurred in the ordinary course of business the aggregate value of which has not exceeded $10,000. To the knowledge of Target, no such customer, independent sales representative or distributor has any plan or intention to terminate, cancel or otherwise modify its relationship with Target in a manner that would be adverse to Target.

       3.32 Disclosure of Material Information and Potentially Adverse Developments. No disclosure made to Buyer or contained herein, including the List of Schedule, about Target's business, operations, financial condition, results of operations or prospects (other than any statements relating solely to the business, operations, financial condition, results of operations or prospects of Seller) contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained therein not misleading or necessary to provide Buyer with adequate and complete information as to Target's business, operations, financial condition, results of operations or prospects.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Tiger Inc. and Tiger Ltd. , severally and not jointly, hereby represents and warrants as to itself to Buyer, as of the date hereof and as of the Closing Date, as follows:
       4.1 Organization. Such Inc. And Ltd. is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

       4.2 Authorization and Enforceability. Such Inc. And Ltd. has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Such Inc and Ltd. execution and delivery of, and the performance of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered on behalf of such Inc. And Ltd. and constitutes the legal, valid, and binding obligations of such company, enforceable against such company in accordance with its terms subject to general equitable principles and except as the enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights.

       4.3 No Conflict; No Violation of Laws or Agreements. The execution and delivery of this Agreement does not, and the consummation of the Transactions and the compliance with the terms, conditions and provisions of this Agreement by Stockholder will not: (a) contravene any provision of Stockholder's Charter or Bylaws, or (b) conflict with, or constitute, or result in any breach, default, violation of (or an event which might, with or without the passage of time or the giving of notice or both constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan, credit agreement, or any other instrument, contract, agreement or commitment to which it is a party, or by which any of its assets may be bound or affected or (ii) any judgment or order of any Governmental Authority, or (iii) any law, rule, or regulation.

       4.4 Consents. No consent, approval, or authorization of, or registration or filing with, any Person, including any Governmental Authority, is required in connection with company's execution and delivery of this Agreement or the consummation of the Transactions by Companies.

       4.5 Brokerage. Neither Company nor anyone acting on Company's behalf has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission or agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to or as a result of the Transactions.

                                   ARTICLE V

                     REPRESENTATION AND WARRANTIES OF BUYER

Each of Buyer, jointly and severally, represents and warrants to Target and Tiger Inc.'s, as of the date hereof and as of the Closing Date, as follows:
       5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Sweden and has all requisite corporate power and authority (a) to do business in the jurisdictions wherein the character of the properties owned or leased or the nature of the activities by it make such qualification necessary, (b) to execute and deliver this Agreement, and (c) to perform its obligations hereunder.

       5.2 Capitalization and Ownership. The authorized capital stock of Buyer consists of 100,000 private shares of common stock, $0.000 par value per share, of which 100,000 shares of common stock are issued and outstanding. All of such issued and outstanding shares of capital stock of Buyer have been duly authorized, validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon Buyer or any other Person and were issued in compliance with all applicable federal and state securities or "blue-sky" laws and regulations. Except as set forth in Schedule 5.1, there are no outstanding securities, options, warrants, rights, agreements, calls, subscription commitments, demands, or understandings of any character whatsoever, fixed or contingent, that directly or indirectly
(i) call for the issuance, sale or other disposition of any capital stock of Buyer or any of its subsidiaries and there are no securities convertible into or exchangeable for the stock of Buyer or (ii) obligate Buyer to grant, offer or enter into any of the foregoing or (iii) relate to the voting or control of any capital stock of Buyer or any of its subsidiaries.

       5.3 Subsidiaries. Buyer directly owns all of the outstanding shares of capital stock of Buyer.

       5.4 Authorization and Enforceability. The execution and delivery of the Transaction Agreements, and the performance of Buyer's and obligations thereunder, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and upon their execution and delivery by Buyer and Target each of the other Transaction Agreement to which Buyer and Target is a party will be, duly executed and delivered by each of Buyer and Tiger and constitutes and will constitute the legal, valid and binding obligation of Buyer and Tiger, as the case may be, enforceable against them in accordance with their respective terms subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights.

       5.5 No Conflict; No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, the execution and delivery of the other Transaction Agreements will not, and the consummation of the Transactions and the compliance with the terms, conditions and provisions of the Transaction Agreement by each of Buyer will not: (a) contravene any provision of Buyer's Charter or Bylaws, or (b) conflict with, or constitute, or result in any breach, default, violation of (or an event which might, with or without the passage of time or the giving of notice or both constitute or result in a breach, default or violation of) (i) any of the terms, conditions, or provisions of any indenture, mortgage, loan, credit agreement, or any other instrument, contract, agreement or commitment to which either of them is a party, or by which any of their assets may be bound or affected or (ii) any judgment or order of any Governmental Authority, or any law, rule, or regulation applicable to Buyer or any of its Affiliates.

       5.6 Consents. No consent, approval, or authorization of, or registration or filing with, any Person, including any Governmental Authority, is required in connection with Buyer's execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by Buyer.

       5.7 Financial Statements.

              (a) Attached hereto as Schedule 5.7 is (i) a true and correct copy of the consolidated balance sheet of Buyer as disclosed to Dun and Bradstreet in a report dated December 17, 2002 (the "Buyer Financial Statement Date") and the related consolidated statements of income and cash flows for the fiscal year then ended (collectively, the "Buyer Year-End Financial Statements"), and (ii) the unaudited consolidated balance sheet of Target and related statement of income and cash flows as of, and for the three month period ended March 31, 2002 (the "Buyer Interim Statements" and, together with the Target Year-End Financial Statements, the "Buyer Financial Statements").

              (b) The Buyer Financial Statements: (i) were prepared from and are consistent with the Books and Records of Buyer, which Books and Records have been maintained in accordance with all legal and accounting requirements and completely and accurately reflect all financial transactions of Target, (ii) were prepared in accordance with GAAP consistently applied; and (iii) are correct and complete and present fairly the financial condition of Buyer and the results of its operations for the periods covered by, and as at the dates of, each of the Buyer Financial Statements except that the Buyer Interim Statements omit footnote disclosures and do not reflect year end adjustments which will not, in the aggregate, be material. The income statements included in the Buyer Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein.

       5.8 No Undisclosed Liabilities. Buyer does not have any material liability or obligation of any nature, whether due or to become due, absolute, contingent, or otherwise, whether direct or indirect, except to the extent reflected as a liability on the Buyer Financial Statements, or material liabilities incurred in the ordinary course of business since the Buyer Financial Statement Date and fully reflected as liabilities on the appropriate books of account.

       5.9 Litigation and Claims. There are no Claims pending or, to the knowledge of Buyer, threatened which seek to delay or prevent the consummation of the Transactions or which would be reasonably likely to adversely affect or restrict Buyer's ability to perform its obligations under the Transactions

       5.10 Brokers. Neither Buyer nor anyone acting on their behalf has engaged, retained or incurred any liability to any broker, investment banker, finder or agent, made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission or agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to or as a result of the Transactions.

       5.11 Truth and Accuracy of Disclosures. No disclosure made to Target about Buyer's business, operations, financial condition, results of operations or prospects (other than any statements relating solely to the business, operations, financial condition, results of operations or prospects of Target) contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained therein not misleading or necessary to provide Target with adequate and complete information as to Buyer's business, operations, financial condition, results of operations or prospects.

                                   ARTICLE VI

                        PRE-CLOSING COVENANTS OF TARGET.

       6.1 Conduct of Business. Between the date of this Agreement and the Closing Date, Target will, and Seller will cause Target to:

              (a) conduct the Business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

              (b) refrain from (i) making any purchase, sale or disposition of any asset or property included in or to be included in the Acquiring Assets other than in the ordinary course of business, (ii) purchasing any capital asset for use in the Business costing more than $10,000, (iii) mortgaging, pledging, subjecting to a lien or otherwise encumbering any of such assets other than in the ordinary course of business, and (iv) including any liabilities other than in the ordinary course of business consistent with past practices;

              (c) refrain from making any change or incurring any obligation to make a change in its Charter, Bylaws or authorized or issued capital stock;

              (d) refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock;

              (e) refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors;

              (f)  refrain  from  prepaying  any  loans  from its  stockholders,
officers  or  directors   (if  any)  or  making  any  change  in  its  borrowing
arrangements;

              (g) use its best efforts to prevent any change with respect to its management and supervisory personnel who are employed in the Business;

              (h) use its best efforts to keep available its present officers and employees employed in the Business and to preserve the goodwill of all suppliers, customers, distributors, independent contractors and others having business relations with the Business; and

              (i) furnish Buyer with unaudited monthly balance sheets and statements of income of Target within ten (10) days after each month end for each month ending more than ten (10) days before the Closing, certified by the Chief Financial Officer of Target, which financial statements shall be prepared in accordance with GAAP applied consistently during the periods covered thereby, shall be complete and correct and present fairly the financial condition of Target as of the dates of such statements and the results of its operations for the periods covered thereby.

       6.2 Authorization from Others. Prior to the Closing Date, Target and Seller will obtain all authorizations, consents and permits of others required to permit the consummation by Target and Seller of the Transactions.

       6.3 Breach of Representations and Warranties. Neither any Tiger, Inc. shall take any action that would result in any of the representations and warranties contained in Articles 3 and 4 hereof being untrue in any material respect. Promptly upon the occurrence of, or promptly upon Target or Tiger, Inc. becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Target or Tiger, Inc. prior to the date hereof, of any of the representations and warranties of the Target or Tiger, Inc. contained in this Agreement, Target and Seller shall give detailed written notice thereof to Buyer and shall use their respective best efforts to prevent or promptly cure the same.

       6.4 Consummation of Agreement. Target and Seller shall use their respective best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement.

       6.5 Confidentiality. Target and Seller agree that (a) Target and Seller and their respective officers, directors, agents and representatives will hold in strict confidence, and will not use, any data and information obtained in connection with this transaction or Agreement with respect to the business of Buyer, except for the purpose of Target's and Seller's internal evaluation of the Transactions; (b) if such Transactions are not consummated, Target and Seller will return to Buyer all copies of such data and information, including but not limited to worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Target and Seller in connection with this transaction; and (c) they will treat the existence of this Agreement and the transactions contemplated hereby as strictly confidential and will not disclose them to any Person without the prior written consent of Buyer.

       6.6 No Solicitation of Other Offers. Neither Target, Seller, nor any of their respective officers, directors, agents or representatives will, directly or indirectly, (i) solicit, initiate discussions or engage in negotiations with, any person, other than Buyer, relating to the possible acquisition of Target or any of the Acquired Assets (except in the ordinary course of business of Target); (ii) provide, or cause any other person to provide, any information to any person, other than Buyer, relating to the possible acquisition of Target or any of the Acquired Assets (except in the ordinary course of business of Target); or (iii) enter into a transaction with any Person, other than Buyer, concerning the possible acquisition of Target or any of the Acquired Assets (except in the ordinary course of business of Target). Target and Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

       6.7 Access, Information, and Documents. Buyer and Buyer's counsel, accountant, and other representatives will have full access during normal business hours to all of Target's properties, books, tax returns, contracts, commitments, records, officers, personnel, and accountants. Target shall provide Buyer with all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of the Target Companies as Buyer may reasonably request.

                                  ARTICLE VII

                         PRE-CLOSING COVENANTS OF BUYER

       7.1 Consummation of Agreement. Buyer shall use best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement.

       7.2 Confidentiality. Buyer agree that, unless and until the Closing has been consummated, (a)Buyer and officers, directors, agents and representatives will hold in strict confidence, and will not use, any data and information obtained in connection with this transaction or Agreement with respect to the business of Target, except for the purpose of Buyer's internal evaluation of this transaction or the consummation of the Transactions; and (b) if the Transactions are not consummated, Buyer will return to Target all copies of such data and information, including but not limited to worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Buyer in connection with this transaction.

       7.3 Authorization from Others. Prior to the Closing Date, Buyer will obtain all authorizations, consents and set forth on Schedule 7.3.

       7.4 Breach of Representations and Warranties. Buyer shall not take any action that would result in any of the representations and warranties contained in Article 5 hereof being untrue in any material respect. Promptly upon the occurrence of, or promptly upon Buyer becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in or referred to in this Agreement, Buyer shall give detailed written notice thereof to Target shall use their best efforts to prevent or promptly cure the same.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

       8.1  Conditions  Precedent to Obligations  of Buyer.  The  obligations of
Buyer to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer in Buyer's sole discretion):

              (a) Representations, Warranties and Covenants. The representations and warranties of Target and seller set forth in Articles 3 and 4 that are not qualified as to materiality shall be true and correct in all material respects, and such the representations and warranties that are qualified as to materiality shall be true and correct in all respects, at and as of the Closing Date. Target and seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

              (b) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the Transactions shall not be threatened, nor shall there be pending, any action or proceeding (i) challenging any of the Transactions or seeking monetary relief by reason of the consummation of such transactions, or (ii) which would likely have a Material Adverse Effect.

              (c) Consents. Target and Buyer shall have procured all of the third party consents, approvals and authorizations set forth on Schedule 7.4.

              (d) Closing Certificate. Target shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Subsections 7.1(a), (b) and (c) is satisfied in all respects;

              (e)  Satisfactory  Instruments.   All  instruments  and  documents
required of Target to effectuate and consummate the Transactions shall be in form and substance reasonably satisfactory to Buyer and its counsel.

              (f) Related Agreements. Buyer and seller shall have entered into the Related Royalty Agreement, which shall be in. substantially the form attached hereto as Exhibit B-1.

              (g) Target shall have delivered to Buyer versions of all Schedules to this Agreement showing changes thereto through the Closing Date all of which changes shall be in compliance with and shall not constitute a breach of the terms and conditions of this Agreement.

       8.2 Conditions Precedent to the Obligations of Target. The obligation of Target and seller to proceed with the Closing is subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Target in its sole discretion):

              (a) Material Adverse Effect. All representations and warranties of Buyer contained herein shall be true, accurate, complete and correct in all material respects as of the Closing Date.

              (b) Litigation. No order of any Governmental Authority shall be in effect which restrains or prohibits the Transactions. There shall not be threatened, nor shall there be pending, any action or proceeding (i) challenging any of the Transactions or seeking monetary relief by reason of the consummation of such transactions, or (ii) which would likely have a Material Adverse Effect.

              (c) Satisfactory Instruments. All instruments and documents required of Buyer to effectuate and consummate the Transactions contemplated hereby shall be in form and substance reasonably satisfactory to Target and the seller and their counsel.

                                   ARTICLE IX

                                   TERMINATION

       9.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time on or prior to the Closing
Date:

              (a) Mutual Consent. By mutual written consent of Buyer and Target and the Seller;

              (b) Termination by Buyer. By Buyer upon notice to Target if there has been a material misrepresentation, inaccuracy or breach by Target or Seller of any of their representations, warranties or covenants, or if any of the conditions specified in Section 8.1 hereof shall not have been substantially fulfilled by the time required and not have been waived by Buyer, or if the Closing shall not have occurred on or before December 31, 2002; or

              (c) Termination by Target. By Target upon notice to Buyer if there has been a material misrepresentation, inaccuracy or breach by Buyer of any of its representations, warranties or covenants, or if any of the conditions specified in Section 8.2 hereof shall not have been substantially fulfilled by the time required and not have been waived by Target, or if the Closing shall not have occurred on or before December 31, 2002.

       9.2 Effect of Termination. In the event of termination of this Agreement by either Target or Buyer, as provided above, this Agreement shall terminate as of the date of the written notice or consent described in Section 7.1 above, and there will be no liability on the part of Target or Buyer or their respective Affiliates, except for liabilities arising from a breach of this Agreement prior to such termination.

                                   ARTICLE X

                          CERTAIN ADDITIONAL COVENANTS

       10.1 Costs, Expenses, and Transfer Taxes. Each party hereto will pay its own costs and expenses, including legal and accounting fees, in connection with the negotiation, execution, performance of and compliance with this Agreement.



       10.2 Employee Matters. Immediately prior to the consummation of the transactions contemplated hereby, Target will terminate all of its employees, and Buyer will offer employment to all former employees of Target listed on
Schedule 5 at the same place of employment and on terms no less favorable than the terms of employment that existed at Target.

                                   ARTICLE XI

                                 INDEMNIFICATION

       11.1 Materiality; Survival. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party incident to the Transactions are material, shall be deemed to have been relied upon by the parties and shall survive the Closing hereof for a period of two (2) years and shall not merge in the performance of any obligation by any party hereto; provided, however, that all such matters relating to Product Liability, Environmental Laws or Taxes shall survive the Closing for the period of the statute of limitations applicable to such matters.

       11.2 Indemnification Rights of Buyer.

              (a) Seller and jointly and severally agrees to defend, indemnify and hold Buyer and their respective subsidiaries and affiliates and the persons serving as officers, directors, partners, employees or agents thereof (hereinafter collectively referred to as "Buyer Indemnified Parties" or individually as a "Buyer Indemnified Party") harmless from and against any damages, liabilities, losses, fines, penalties, clean-up costs, study costs and expenses (including, without limitation, reasonable counsel fees and expenses as the same are incurred) (collectively, "Losses") of any kind or nature whatsoever that may be sustained or suffered by any of them arising out of or based upon or in connection with any of the following matters (notwithstanding any investigation by or knowledge of any of the Buyer Indemnified Parties):

                     (i) a breach of any representation, warranty, agreement, covenant or obligation made by the Seller (but not any other Stockholder) in this Agreement or in any exhibit, schedule, certificate or financial statement delivered hereunder or in connection herewith or by reason of any claim, action or proceeding asserted or instituted or growing out of any matter or thing that constitutes or is alleged by a third party to constitute a breach of such representations, warranties or covenants; and

                     (ii) any claims of third parties arising out of or relating the Retained Liabilities.

Seller shall have no obligation to indemnify any Buyer Indemnified Party from and against any Losses as to which a claim for indemnification is not made on or before the second anniversary of the Closing Date, except with respect to Product Liability, Environmental Laws or Taxes, as to which any Buyer Indemnified Party can make a claim on or before the date on which the statute of limitations period applicable to such matters expires.
No claims for Losses shall be brought hereunder by Buyer until the aggregate amount of such claims exceeds $50,000, and, if the aggregate amount of Losses claimed hereunder exceeds $50,000 and Buyer are entitled to indemnification pursuant hereto, Buyer shall be entitled to collect any Losses in excess of such $50,000.

              (b) The Buyer Indemnified Parties shall give prompt written notice to Target and Seller from which indemnification is sought of any claim, liability or expense to which the indemnification obligations hereunder would apply. Such notice shall state the information then available regarding the amount of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the claim, liability or expense is asserted. The failure to promptly notify the Seller as provided above shall not relieve the Seller of any liability hereunder except to the extent that the rights of the Seller have been materially and adversely prejudiced as a result of the failure to give, or the delay in giving, such notice.

              (c) If such indemnification claim, liability or expense is the subject of litigation, the Seller shall have the right to participate at their own expense in the defense of any such litigation. The Buyer Indemnified Parties may, in their sole discretion, authorize the Seller , if they so desire, to take over the defense of such litigation so long as such defense is expeditious and is undertaken by counsel acceptable to the Buyer Indemnified Parties; provided, however, that the Seller shall not enter into any settlement that has binding effect on the Buyer without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. In addition, the Buyer Indemnified Party may not enter into any settlement in which an indemnifying party will be liable hereunder without the consent of such indemnifying party.

       11.3 Indemnification Rights of Seller.

              (a) Buyer agree to defend, indemnify and hold Seller and their respective subsidiaries and affiliates and the persons serving as officers, directors, partners, employees or agents thereof (hereinafter collectively referred to as "Seller Indemnified Parties" or individually as a "Seller Indemnified Party") harmless from and against any Losses of any kind or nature whatsoever that may be sustained or suffered by any of them arising out of or based upon or in connection with any of the following matters:

                     (i) a breach of any representation, warranty, agreement, covenant or obligation made by Buyer in this Agreement or in any exhibit, schedule or certificate delivered hereunder or in connection herewith or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing that constitutes or is alleged by a third party to constitute a breach of such representations, warranties or covenants; and

                     (ii) any claims of third parties arising out of or relating to the ownership or operation of the shares of Tiger Telematics, Ltd.Acquired Assets or the Business by Buyer after the Closing Date, whether accrued, absolute, contingent or otherwise, including the Assumed Liabilities, but not including the Retained Liabilities.

Buyer shall have no obligation to indemnify any Seller Indemnified Party from and against any Losses as to which a claim for indemnification is not made on or before the third anniversary of the Closing Date. In no event shall the indemnification obligations of the Buyer to all Seller Indemnified parties exceed $5,000,000.

              (b) The Seller Indemnified Parties shall give prompt written notice to Buyer of any claim, liability or expense to which the indemnification obligations hereunder would apply. Such notice shall state the information then available regarding the amount of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the claim, liability or expense is asserted. The failure to promptly notify Buyer as provided above shall not relieve Buyer of any liability hereunder except to the extent that the rights of Buyer have been materially and adversely prejudiced as a result of the failure to give, or the delay in giving, such notice.

              (c) If such indemnification claim, liability or expense is the subject of litigation, Buyer shall have the right to participate at their own expense in the defense of any such litigation. The Seller Indemnified Parties may, in their sole discretion, authorize Buyer if they so desire to take over the defense of such litigation so long as such defense is expeditious and is undertaken by counsel acceptable to the Seller Indemnified Parties; provided, however, that Buyer shall not enter into any settlement which has binding effect on Seller without the prior written consent of Seller, which shall not be unreasonably withheld.

       11.4 Indemnification Payments and Dispute Resolution. Any indemnification amounts due under Section 11.2 or 11.3 shall be paid within 30 days after notice thereof is given by the party seeking indemnification unless within said 30-day period the party providing indemnification indicates in a writing delivered to the party seeking indemnification that it disputes the nature or amount of the claim for indemnification in which event the dispute, upon the election of any party hereto after said 30-day period, shall be referred to the American Arbitration Association to be settled by arbitration in Florida in accordance with the UNCITRAL rules of commercial arbitration. The fees and expenses of the arbitrator shall be borne by that party (with Seller and Buyer together each being considered one party) whose last offer of settlement differed by a greater amount from the arbitrator's award than did the last offer of settlement of the other party; provided, however, that no offer of settlement shall be disclosed to the arbitrator until after the arbitrator renders an award on the merits. The determination of the arbitrator as to the amount, if any, of the indemnification claim, liability or expense that is properly allowable shall be conclusive and binding upon the parties hereto and payment shall be made as so determined within five business days of the date of such award. The judgment upon the award may be entered in any court having jurisdiction thereof. There shall be added to the amount of any arbitration award interest at the rate of 10% per annum, accrued daily, on the amount required to be paid pursuant to such award. This interest will be computed from the date payment would have been paid if not disputed to the date paid and the arbitrator shall include provisions therefore in any award rendered.

                                  ARTICLE XII

                                  MISCELLANEOUS

       12.1 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier, or if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses or by telecopy, receipt confirmed (or at such other address as shall be given in writing by any party to the other):

                  If to Buyer, to:

                           Norrtulls Mobilextra Aktiebolag
                           Hogalidsgatan 44 A
                           117 30 Stockholm
                           _____________________
                           Fax:  00468230270
                           Attention:  Christian Cardell , Managing Director


                  If to Seller, to:

                           Michael Carrender
                           CEO
                           Tiger Telematics, Inc.
                           4190 Belfort Rd. Suite 200
                           Jacksonville, FL 32216
                           Fax:  904-279-9242

                  With a copy to:

                           Lawyer: LeClair Ryan, a Professional Corporation 707 East Main Street - 11th Floor
                           Richmond, Virginia  23219

                           Fax: (804) 783-7615
                           Attention:  J. Benjamin English


       12.2 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

       12.3  Construction.   The  parties  have  participated   jointly  in  the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. All references herein to Articles, Sections (other than Sections of the Code or any other statute) and subsections shall be deemed to be references to Articles, Sections and subsections of this Agreement unless the context shall otherwise require.

       12.4 Governing Law. With respect to corporate governance matters concerning a corporation of any jurisdiction, this Agreement shall be governed by and construed in accordance with the laws of such jurisdiction. With respect to all other matters, this Agreement shall be governed by and construed in accordance with the laws of State of Florida, without regard to the conflicts of law provisions thereof.

       12.5 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

       12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

       12.7 Further Assurances. Both before and after Closing hereunder, each party shall cooperate and take such action as may be reasonably requested by another party in order to more fully carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

       12.8 Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of an subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

       12.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

       12.10 Entire Agreement. This Agreement and the Schedules, Exhibits and Certificates hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written. This Agreement may not be amended except by an instrument in writing signed by the party sought to be charged with effect of such amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                          TIGER TELEMATICS, INC.


                                          By:___________________________________
                                                 Name:  Michael W. Carrender
                                                 Title: CEO


                                          Norrtulls Mobilextra Aktiebolag


                                          By:___________________________________
                                                 Name:  Christian Cardell
                                                 Title: Managing Director


                                          TIGER TELEMATICS, LTD.


                                          By:___________________________________
                                                 Name:
                                                 Title: Managing Director

                                    Exhibit A

                                   DEFINITIONS


"Affiliate" means, when used with respect to any Person, (a) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, beneficial owner (by itself or as part of any group) of more than fifty percent (50%) of any class of any voting security thereof, (b) if such Person is an LLC, any officer or manager thereof and any Person which is, directly or indirectly, beneficial owner (by itself or as part of any group) of more than fifty percent (50%) of any class of any voting interest therein, (c) if such Person is a partnership, any general partner thereof and any Person which is, directly or indirectly, beneficial owner (by itself or as part of any group) of more than fifty percent (50%) of any limited partnership interest thereof, and (d) any other Person which directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For purposes of this definition: (i) any "beneficial owner" that is a partnership shall be deemed to include any general or limited partner thereof, any "beneficial owner" that is an LLC shall be deemed to include any Person controlling, controlled by or under common control with such beneficial owner, or any officer, manager or member of such beneficial owner or of any LLC occupying any such control relationship, and any "beneficial owner" that is a corporation shall be deemed to include any Person controlling, controlled by or under common control with such beneficial owner, or any officer or director of such beneficial owner or of any corporation occupying any such control relationship; and (ii) "control" (including the correlative terms "controlling," "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Books and Records" includes the original and all copies of reports, books, manuals, financial statements, or reports, price books, confirmations, telegrams, receipts, inventory books, contracts, printed matters, computer
printouts,  teletypes,  invoices,   transcripts,   analyses,  Returns,  minutes,
accounts, estimates, projections, comparisons, press releases, reviews, opinions, studies and investigations, graphic representations of any kind (including photographs, charts, graphs, videotape and motion pictures, electronic and mechanical records, tapes, cassettes, discs, and recordings, whether preserved in writing, phone record, film, tape, videotape, or computer record).

"Authorization" means all federal, foreign, state, provincial, municipal, local or other governmental consents, certifications, licenses, permits, registrations, grants and other authorizations that are necessary to permit Target to conduct the Business as present conducted or proposed to be conducted.

"Bylaws" means the bylaws of any corporation organized under the laws of any State of the United States of America and any equivalent document of any corporation or entity organized under the laws of another jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

"Charter" means the Certificate of Incorporation or Formation, Articles of Incorporation or Organization or other organizational document of a corporation or an LLC organized under the laws of any State of the United States of America and any equivalent document of a corporation, LLC or other similar entity organized under the laws of another jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

"Code" means the Internal Revenue Code of 1986 and valid interpretations thereof, as reflected in Treasury regulations, published IRS rulings and court decisions.

"GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

"Governmental Authority" means all agencies, instrumentalities, departments, commissions, courts, tribunals, or boards of any government, whether foreign, federal, state, or local.

"Knowledge" all references to "knowledge" herein shall mean actual knowledge after reasonable investigation. Knowledge of any entity shall be deemed to include the knowledge of its directors and officers.

"Lien" means, with respect to any asset or right, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim or right whatsoever, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing except with respect to securities, restrictions on transferability imposed by federal and state securities laws.

"Material Adverse Effect" means an occurrence or event which has or is reasonably likely to have a material adverse impact or effect on the Business, or the operations, financial conditions or prospects of the applicable companies, taken as a whole.

"Person" means any natural person,  corporation,  business trust, trust, estate,
partnership,   limited   partnership,   LLC,  limited   liability   partnership,
association, joint venture, or other entity.

"Taxes" or "Tax" means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any Target Company is required to pay, withhold or collect.

            List of schedules

                    Description


           1        Acquired assets
           2        Excluded assets
           3        Assumed liabilities
           4        Excluded Liabilities
           5        Retained employees
           6        Disclosure Schedule
           7        Target Financial statements
           8        Target undisclosed liabilities
           9        Target contracts
          10        Target Agreements
          11        Target Intellectual Property
          12        Target Leases
          13        Target Customers
          14        Buyer D and B Report and Financials

              THIS AGREEMENT IS DATED THIS    DAY OF DECEMBER 2002

                      ====================================


                                ROYALTY AGREEMENT


                                     BETWEEN



                             TIGER TELEMATICS, INC.

                                       AND



                         NORTULLS MOBILEXTRA AKTIEBOLAG
  and Eagle Eye Scandinavian Ltd (collectively referred to as the "Purchasers")

Whereas:  the Purchasers have acquired the entire issued share capital of Tiger
                     Telematics Ltd. from Tiger Telematics, Inc. in a Share Purchase Agreement executed contemporaneously with this Agreement.



Whereas:  Pursuant to the terms of the Share Purchase Agreement the Purchasers acquired an order book for the supply of tracking product from Scandinavian Countries



Whereas:  the Purchasers are desirous of executing the order book in Scadinavia.


It is hereby agreed as follows:-

1.0      Royalties

1.1 The Purchasers shall pay a royalty to Tiger Inc. equal to 20% of the Net Profit. Net Profit shall be defined as cost of sale price minus cost of product sold and minus installation cost and the reasonable selling costs associated with the sale of the product but excluding all fixed overhead costs such as staff costs and premises. For the avoidance of doubt the Sale price shall include any revenue derived from telecom subsidies or an y revenue that should reasonably be derived according to normal trade practices. This Agreement shall subsist for a period of 10 years (TEN) or until 75% of the acquired order book has been shipped whichever is the sooner.

2.0      Royalty Payment

2.1 The Purchaser shall make payment of the royalties in sterling or any other currency stipulated from time to time by the Tiger Telematics, Inc.) by telegraphic transfer to the Tiger Telematics, Inc. at such place as may be nominated from time to time by Tiger Telematics, Inc. in respect of each Contract Year, as the case may be, within thirty
         (30) days after the end of that Contract Year after deducting any amount that the Purchaser has paid to reduce the liabilities acquired in the Share Purchase Agreement and that may be required to deduct on account of any taxation liability of the Tiger Telematics, Inc. in the Territory. The Purchaser shall obtain an official receipt for any amount so paid and forward this immediately to the Tiger Telematics, Inc. together with a written explanation providing justification for the deduction.

2.2      The  Purchaser  shall  convert  the  royalties   payable  at  the  bank
         telegraphic transfer selling rate prevailing for the currency so stipulated on the last working day of each year.

2.3 The Purchaser shall provide with each royalty remittance a statement as to the calculation of the royalty certified as correct by a senior executive of the Purchaser and approved by the Tiger Telematics, Inc.. The Purchaser shall also provide to the Tiger Telematics, Inc. by 31 March in each Contract Year a calculation of the royalty paid for the previous Contract Year certified as correct by its auditors or any agent or accountant authorised by the Tiger

3.0      Targets

3.1 The Purchaser undertakes that the Net Sales of Products by the Purchaser shall in each calendar year be at least 10% of the remaining and unexecuted order book.


4.0      Marketing of the Products

4.1 The Purchaser shall use its best endeavours to create, meet and expand demand in the Territory for the Products.

4.2 On an annual basis during the term of this Agreement the Purchaser will provide to the Tiger Telematics Inc. a marketing plan for sale and distribution of the Products within the Territory which marketing plan is to be approved by Tiger Telematics, Inc. (such approval not to be unreasonably withheld). The marketing plan for each Contract Year of this Agreement other than the first Contract Year is to be agreed upon three (3) months prior to each Anniversary Date. The marketing plan will specify objectives and strategies with respect to the following and any related matters which are consistent with the Norrtulls,Eagle Eye's obligations under the terms of this Agreement:-

         (a)      distribution channels;

         (b)      sales and distribution targets on the product;

         (c) accumulation of market data including assessment of total market size and segmentation in units and value;

         (d) overview of trading for the current year and objectives and strategies for the following year;

         (e)      assessment of competition;

         (f)      advertising and promotional expenses; and

         (g)      overall advertising and promotional strategy.

4.3      The  Purchaser  shall:

         (h) develop a coherent sales and marketing strategy for the Product in the Territory;

         (i)      achieve distribution throughout all users in Scandinavia

4.4 The Purchaser shall use its best endeavours to ensure that the Products are distributed only through reputable dealers.

4.5 If requested, the Purchaser shall participate twice a year in Tiger Telematics, Inc.'s international meetings at the Purchasers expense.


5.0      Books and Records

5.1 The Purchaser shall keep full and correct records and accounts showing details of the Products manufactured, imported, distributed, bartered and sold by it pursuant to this Agreement and otherwise containing such information as may be necessary to enable the Tiger Telematics, Inc. to monitor compliance with this Agreement.

5.2 The Purchaser shall throughout the continuance of this Agreement give access to its records and accounts at all reasonable times (and in any event within 48 hours of request) to the Tiger Telematics, Inc. or any agent or accountant authorised by Tiger Telematics, Inc.. Such person may take extracts from or copies of any such records or accounts.

5.3 In the event that this Agreement is terminated for any reason the Purchaser shall provide the same access to its records and accounts for a period of one year thereafter.

5.4 Throughout this Agreement the Purchaser agrees to provide to Tiger Telematics, Inc. not later than one (1) calendar month after its preparation a copy of the Purchasers most recent year-end financial accounts (including balance sheet and profit and loss accounts) certified by an independent chartered accountant (or the equivalent in the Territory).

6.0      Report and Remittance Forms

6.1 Within ten (10) days of the end of each month the Purchaser shall provide to Tiger Telematics, Inc. a report showing:-

         (a) details of all sales of each of the Products made during that month to include the quantities of each type of the Products sold, the names of all customers, the quantities purchased by each customer and the prices payable;

         (b) estimates of anticipated sales of each of the Products for such period as Tiger Telematics, Inc. may request.

6.2 Within thirty (30) days of the end of each year the Purchaser shall provide to Tiger Telematics, Inc. a report showing:-

         (c) details of all sales of each of the Products made during that year to include the quantities of each type of the Products sold, the names of all customers, the quantities purchased by each customer and the prices payable;

         (d) the quantities of each of the Products held in stock by or to the order of the Purchaser at the beginning and end of that Quarter.

6.3 If so requested by the Tiger Telematics, Inc., any report provided under clauses 6 shall be provided on forms furnished by Tiger Telematics, Inc. and shall be certified as correct by a senior executive of the Purchaser approved by Tiger Telematics, Inc..

6.4 The rendering of any report or the payment of any royalty shall not prejudice any right of Tiger Telematics, Inc. to recover any additional amount that may be found to be due in respect of royalties or otherwise and no such right shall be deemed to have been waived by the lapse of time or any act or omission on the part of Tiger Telematics, Inc..

7.0      Confidential Information

7.1 All Confidential Information shall be used by the Purchaser only for the performance of this Agreement and shall be kept confidential by the Purchaser and shall be revealed to directors, officers, employees, servants and agents of the Purchaser only to the extent necessary to enable the Purchaser to fulfil its obligations and responsibilities pursuant to this Agreement. The Purchaser shall impose upon all such directors, officers, employees, servants and agents to whom any Confidential Information is revealed obligations of confidentiality and restrictions on use in respect thereof identical to those herein contained and shall be responsible for any breach of any of such obligations by any of such directors, officers, employees, servants or agents. This provision shall not apply to any Confidential Information which is in the public domain or to the extent to which it may be required to be disclosed by law or which is obtained by the Purchaser in good faith from a third party with the right to disclose it.

7.2 Tiger Telematics, Inc. makes no warranty as to the accuracy, sufficiency and suitability for use by the Purchaser of advice, information, technical assistance or know-how provided by Tiger Telematics, Inc. for use by the Purchaser in the manufacture or marketing of any Products and assumes no responsibility or liability, including but not limited to liability for direct, indirect or consequential damages of any nature which arise out of or in connection with the Purchaser's use thereof, but nothing shall exclude liability for fraudulent misrepresentation.

         Unless specifically authorised in writing so to do by Tiger Telematics, Inc., the Purchaser shall not, directly or indirectly, by itself or through its directors, officers employees, agents or any person in which the Purchaser holds any issued share capital or controls whether directly or indirectly the composition of its board of directors or any of its voting power, manufacture, sell or distribute any products in the Territory or procure the manufacture, sale or distribution of any products for sale in the Territory which are similar to or in competition with the Products.

8.0      Termination

8.1 Tiger Telematics, Inc. may (without prejudice to any other rights of termination available to it) terminate this Agreement forthwith by giving notice of termination to the Purchaser upon any of the following events:-

         (a) if any sum payable to Tiger Telematics, Inc. or to any authorised supplier of any Distributed Products hereunder is not paid by the due date for payment;

         (b) if the Purchaser commits any other breach of any of its obligations hereunder and fails to remedy the same (if capable of remedy) within thirty (30) days of the date of service by Tiger Telematics, Inc. of a notice specifying the breach in question and requiring it to be remedied;

         (c) if the Purchaser is unable to pay its debts as they fall due or suspends payment of any of its debts or enters into any arrangement with creditors for the payment of any of its debts;

         (d) if an administrator, administrative or other receiver, manager or liquidator is appointed in respect of the Purchaser or any of its assets or any application is made for the appointment of such officer;

         (e) if a winding up resolution is passed or a winding up order is made in respect of the Purchaser or the Purchaser goes into liquidation;

8.2      Without  prejudice  to  the  rights,   powers  and  remedies  of  Tiger
         Telematics, Inc. otherwise under this Agreement the Purchaser shall pay to Tiger Telematics, Inc.:

         (f) interest at a rate three per cent (3%) per annum above the National Westminster Bank plc's base lending rate for the time being in force on any monies due but unpaid for fourteen (14) days or more by the Purchaser on any account whatsoever pursuant to this Agreement, such interest to be calculated from the date upon which such monies become due and payable until payment of such monies in full. Such interest will be compounded monthly and if not paid shall itself bear interest; or

         (g) (at Tiger Telematics, Inc.'s discretion) such sum as Tiger Telematics, Inc. would otherwise be entitled to pursuant to the Late Payment of Commercial Debts (Interest) Act 1998.


9.0      Rights and Obligations on Termination

         (a) Purchaser shall not knowingly do any act or thing that would have the effect of causing another person in the Territory to believe that the Purchaser is still associated or connected with Tiger Telematics, Inc..

9.1       Notwithstanding the termination of this Agreement:

         (b) the provisions of clause 9 shall not terminate but shall continue to remain in full force and effect;

         (c) the Purchaser shall continue to pay any royalties or other applicable payments due hereunder and shall continue to provide access to its records and accounts and furnish information and reports in accordance with provisions of this agreement.

         (d) Tiger Telematics, Inc. and the Purchaser shall continue to have rights and remedies with respect to damages and any other relief for breach of this Agreement on the part of the other occurring prior thereto; and

         (e) any provisions of this Agreement necessary to enable the parties to enforce their respective rights and obligations hereunder shall remain in full force and effect.

9.2 The Purchaser acknowledges that no rights whatsoever are extended to it beyond the expiration or termination of this Agreement other than as provided in this clause 0 and further acknowledges that it shall not be entitled to any compensatory payment on the expiration or termination of this Agreement.


10.0     Representations and Warranties

10.1     Tiger Telematics, Inc. represents and warrants that:


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

         (a) it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation as set forth on page 1 of this Agreement;

         (b) it has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

10.2     The Purchaser represents and warrants that:

         (c) it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation as set forth on page 1 of this Agreement;

         (d) it has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

         (e) its board of directors has taken all action required by the law of its jurisdiction of incorporation, its memorandum or articles of association, by-laws or similar constituent documents or otherwise to authorise execution of this Agreement and the consummation of the transactions contemplated hereby;

         (f) this Agreement is a valid agreement and is binding on it and enforceable against it in accordance with its terms;

         (g) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any statute or law or any judgement, decree, order, regulation or rule of any court or governmental agency or authority in the Territory; and

         (h) except for any required approvals of governmental agencies or authorities, which it will use its best efforts to obtain, no consent of any person is necessary to the consummation of transactions contemplated hereby. In the event that any required consents are not obtained or are given on terms not acceptable to Tiger Telematics, Inc., Tiger Telematics, Inc. shall be entitled upon receipt of knowledge thereof forthwith to terminate this Agreement.


11.0     Agency Relationship

         Except as otherwise provided herein, nothing in this Agreement shall render one party the agent of the other in relation to any rights or obligations granted under this Agreement or any transaction carried on pursuant to it, and under no circumstances shall either party pledge or attempt to pledge the credit of the other or incur any credit on behalf of the other.


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

12.0     Notices

12.1 Any notice served by one party upon the other shall be in writing in the English language and shall be delivered personally (including by courier) or be sent by facsimile. Such notice or document shall be deemed to have been received in the case of personal delivery when delivered or, if sent by facsimile, on the day following that on which the facsimile was sent, PROVIDED THAT the party serving such notice shall send a copy by registered air mail within two (2) days after sending the notice.

         Such notice shall be addressed as follows (or at such other place designated in writing by the relevant party);

         (a)      If to Tiger Telematics, Inc.:

                  4190 Belfort Rd. Suite 200
                  Jacksonville, FL 32216


                  Attention: Michael Carrender CEO
                  Facsimile: 904-279-9242
                  Telephone: 904-270-9240

                  If to Norrtulls:
                  Hogalidsgatan 44 A
                  117 30 Stockholm

                  Attention: Carl Christian Cardell
                  Facsimile:
                  Telephone:




13.0     Assignment

13.1 Tiger Telematics, Inc. may assign any of its rights or delegate or sub-contract any of its duties arising out of or under this Agreement and shall be entitled to use the services of the Nominee in connection with the performance of any of its duties or the enforcement of any of its rights hereunder,

13.2 The Purchaser may not assign any of its rights or delegate or sub-contract any of its duties arising out of or under this Agreement without the prior written consent of Tiger Telematics, Inc. which consent may be withheld by Tiger Telematics, Inc. in its absolute discretion.


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

13.3 In the event of a Change of Control the Purchaser shall immediately notify Tiger Telematics, Inc. in writing giving full particulars of such Change of Control.

14.0 On the request of Tiger Telematics, Inc., the Purchaser will execute, acknowledge and deliver all such documents, deeds, agreements or other instruments as may be requested by Tiger Telematics.

14.1 The Purchaser shall at its own expense ensure that all local and national laws, rules, regulations and other requirements and codes of practice applicable in the Territory and/or any other country where the Products are manufactured and all policies and ethical and other standards from time to time specified by Tiger Telematics, Inc. in respect of the treatment of any persons involved in the manufacture or sale of any Products hereunder or otherwise in respect of any human rights or other issues are complied with in relation to all activities of the Purchaser and/or its authorised sub-contractors under this Agreement.

14.2 The Purchaser shall ensure that adequate records are maintained to demonstrate compliance with the obligations contained in clause 0 and shall as and when requested by Tiger Telematics, Inc.:-

         (a) furnish or cause to be furnished to Tiger Telematics, Inc. such proof of compliance with the obligations contained in clause 0 as Tiger Telematics, Inc. may require;

         (b) permit the Tiger Telematics, Inc. or procure Tiger Telematics, Inc. to be permitted to undertake such inspection of any activities of the Purchaser or any of its authorised sub-contractors under this Agreement as Tiger Telematics, Inc. may require;

         (c) permit Tiger Telematics, Inc. or procure Tiger Telematics, Inc. to be permitted to inspect any records required to be maintained under this agreement.





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

15.0     Local Law Compliance

15.1 The Purchaser shall at its own expense comply with all relevant legislation and other requirements of the Territory in connection with its activities under this Agreement The Purchaser shall furnish proof of such compliance to Tiger Telematics, Inc. when and if Tiger Telematics, Inc. requires.

16.0     Governing Law

16.1 The formation, construction, validity and performance of this Agreement shall be governed in accordance with the laws of England and Wales.

16.2 The parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales. Such submission shall not limit the right of Tiger Telematics, Inc. to commence any proceedings arising out of this Agreement in any jurisdiction it may consider appropriate.

16.3 The Purchaser waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

17.0     Force Majeure

17.1 Neither party shall be liable for delay or failure in the performance of this Agreement arising from any one or more of the following causes, the occurrence of which shall forthwith be notified to the other upon such delay or failure:

         (a)      act of God or public enemy or war (declared or undeclared);
         (b)      acts of persons engaged in subversive activities or sabotage;
         (c)      fires, floods, explosions or other catastrophes;
         (d)      epidemics or quarantine restrictions;
         (e) strikes, similar labour disruptions or public demonstrations and unrest;
         (f)      freight embargoes;
         (g)      unusually severe weather;
         (h) delays of a supplier of either party due to any of the above causes or events; or
         (i) any other causes, similar or dissimilar, beyond the reasonable control of the party liable to perform.

         PROVIDED THAT in any case due diligence is exercised to cure such causes and resume performance and the time for performance by such party shall be extended by a period equal to the duration of any such delay.

17.2 If one or more causes of force Majeure are asserted by either party as a basis for non-performance of this Agreement and such non-performance continues for a consecutive period of ninety (90) days the other party shall have the right to terminate this Agreement forthwith by giving written notice to that effect.


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

18.0     Whole Agreement

         This Agreement contains the entire agreement and understanding between the parties hereto with regard to its subject matter and supersedes all prior agreements whether written or oral.


19.0     Agreement Severable

         This Agreement is severable and if any provision shall be held invalid, illegal or unenforceable, in whole or in part by a court of competent jurisdiction or any other competent body in any jurisdiction (including both by reason of the provisions of any legislation and also by reason of any decision of any court or authority having jurisdiction over the parties in the Territory), then that provision shall be severed in the jurisdiction in question and such invalidity, illegality or unenforceability shall not in any way whatsoever prejudice or affect the validity or enforceability of the remainder. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision provided always that if the reasonable opinion of either party any such severance materially affects the commercial basis of this Agreement and no agreement can be reached by the parties as to the means by which such matters can be resolved, such party shall have the right to terminate this Agreement with immediate effect upon giving 90 days written notice to the other containing the reason(s) why the commercial basis has been materially affected.


20.0     Agreement to Co-operate

         Each party hereto, upon the reasonable request of the other, will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents, deeds, assignments, licenses, transfers or conveyances as may be required both to satisfy the requisites of the law of the Territory and to give full effect to the terms and conditions of this Agreement.

21.0     Waiver and Variation

         A provision of or a right created under this Agreement may not be waived or varied except in writing signed by a duly authorised representative of the party or parties to be bound. No delay or failure of either party in exercising or enforcing any of its rights or remedies shall operate as a waiver thereof nor shall any partial exercise of such right or remedy preclude any other or further exercise of such right.



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


22.0     Execution in Counterpart

         This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument.


23.0     Third Party Rights

         Save as set out in this Agreement, this Agreement is not intended to and shall not grant rights to any third party pursuant to the Contracts (Rights of Third Parties) Act 1999. The parties agree that Section 2(1) of the said Act shall not apply and the parties may rescind or vary this Agreement without the consent of any third party.











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

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written. Royalty Agreement signature page.


                                           TIGER TELEMATICS, INC.


                                           By:__________________________________
                                                  Name:  Michael W. Carrender
                                                  Title: CEO


                                           Norrtulls Mobilextra Aktiebolag


                                           By:__________________________________
                                                  Name:  Christian Cardell
                                                  Title: Managing Director





                                           Tiger Telematics, Ltd..


                                           By:__________________________________
                                                  Name:
                                                  Title: Managing Director









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